CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1/A of our report dated June 12, 2020, of WORLD SCAN PROJECT, INC. relating to the audit of the financial statements for the period from October 25, 2019 (Inception) through October 31, 2019 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

July 23, 2020